Exhibit 10.1

FIRST AMENDMENT

This is the First Amendment to the Employment Agreement (the “Agreement”) dated March 1, 2006 entered into by and between NYMEX HOLDINGS, INC. and NEW YORK MERCANTILE EXCHANGE, INC, which have their principal place of business at One North End Avenue, New York, New York 10282 (collectively, the “Company”), and CHRISTOPHER BOWEN (the “Executive”).

Any capitalized terms used but not defined in this First Amendment shall have the meaning set forth in the Agreement.

This First Amendment is effective this 17th day of November, 2006. Except as set forth herein, all provisions of the Agreement shall remain unchanged and in full force and effect.

Paragraph 3.4(b) of the Agreement is hereby amended as follows:

3.4	Grant of Option.

(b) If and when the Company completes an initial public offering or private placement of its equity securities, the Executive’s eligibility for, and the terms of, any equity grant shall be determined in accordance with the terms of the NYMEX Holdings, Inc. 2006 Long-Term Incentive Plan (“LTIP”) and the terms of any award agreement by and between the Company and the Executive entered in accordance with the terms of the LTIP, except as specifically provided herein.

Paragraph 4 of the Agreement is hereby amended as follows:

4.	Termination upon Death or Disability. If the Executive dies during the Term, the Term shall terminate as of the date of death, and the obligations of the Company to or with respect to the Executive shall terminate in their entirety upon such date except as otherwise provided under this Section 4. If the Executive by virtue of ill health or other disability is unable (including with reasonable accommodation) to perform substantially and continuously the duties assigned to him for more than 180 consecutive or non-consecutive days out of any consecutive 12-month period, the Company shall have the right, to the extent permitted by law, to terminate the employment of the Executive upon notice in writing to the Executive. Upon termination of employment due to death or disability, in addition to any insurance benefits that may be payable, (i) the Executive (or the Executive’s estate or beneficiaries in the case of the death of the Executive) shall be entitled to receive any Annual Salary and other benefits earned and accrued under this Agreement prior to the date of termination (and reimbursement under this Agreement for expenses incurred prior to the date of termination), (ii) in the case of disability, fifty percent (50%) of all outstanding unvested equity awards granted under the LTIP shall vest, and (iii) the Executive (or, in the case of his death, his estate and beneficiaries) shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.

Paragraph 5.2 (a) of the Agreement is hereby amended as follows:

5.2	Termination by the Company without Cause; Termination by the Executive for Good Reason.

(a) The Company may terminate the Executive’s employment at any time for any reason or no reason. If the Company terminates the Executive’s employment (including by giving notice of non-renewal of the Term pursuant to Section 1) other than for Cause, or if the Executive terminates his employment for Good Reason in accordance with Section 5.1(c), and in either such case the termination is not covered by Section 4, (i) the Executive shall receive Annual Salary and other benefits earned and accrued under this Agreement prior to the termination of employment (and reimbursement under this Agreement for expenses incurred prior to the termination of employment); (ii) the Executive shall receive (A) a total cash payment equal to 150% of the sum of (x) the Executive’s Annual Salary and (y) the Executive’s minimum Annual Bonus and of this total cash payment, 75% of such payment shall be paid during the one-year period following termination of employment ( hereinafter referred to as the “first year’s payment”) as follows: one-third of the first year’s payment will be payable within five business days after the date of termination; the remaining portion of the first year’s payment will be payable in equal bi-weekly installments; and the remaining 25% of the total cash payment will be payable within five business days following the end of the Restricted Period; and (B) for a period equal to the shortest of (i) twelve months after termination of employment, (ii) until the Executive commences full-time employment and then or subsequently receives health insurance benefits or (iii) until 90 days after the Executive commences full-time employment, such continuing coverage under the group health plans as the Executive would have received under this Agreement (and at such costs to the Executive) as would have applied in the absence of such termination; (iii) fifty percent (50%) of all outstanding unvested equity awards granted under the LTIP shall vest, and the Executive shall become fully vested in any pension or other deferred compensation other than pension or deferred compensation under a plan intended to be qualified under Section 401(a) or 403(a) of the Internal Revenue Code of 1986, as amended; and (iv) the Executive shall have no further rights to any other compensation or benefits hereunder on or after the termination of employment, or any other rights hereunder.

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IN WITNESS WHEREOF, the parties hereto have signed their names as of the day and year first above written.

NYMEX HOLDINGS, INC.

By:	/s/ James Newsome
James Newsome, President

NEW YORK MERCANTILE EXCHANGE, INC.

By:	/s/ James Newsome
James Newsome, President

EXECUTIVE

/s/ Christopher Bowen
Christopher Bowen